Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Partners, LP Reports First Quarter 2015 Results and Confirms 2015 Outlook;
Achieves Record Revenues, Adjusted EBITDA and Adjusted Distributable Cash Flow

AUSTIN, Texas, May 7, 2015 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the first quarter 2015.

First Quarter 2015 Summary Results

•                  Record levels of revenues; first quarter 2015 up 29.5% over first quarter 2014

•                  Record levels of Adjusted EBITDA; first quarter 2015 up 48.9% over first quarter 2014

•                  Record levels of Adjusted distributable cash flow; first quarter 2015 up 75.5% over first quarter 2014

•                  First quarter 2015 quarterly cash distribution of $0.515 per common unit, an increase of 5.1% over first quarter 2014

•                  Fleet horsepower for first quarter 2015 increased by 28.9% over first quarter 2014

•                  Average revenue generating horsepower for first quarter 2015 increased 26.6% over first quarter 2014

•                  Adjusted distributable cash flow coverage of 1.22x for the first quarter 2015

•                  Cash coverage of 2.99x for first quarter 2015

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Operational Data
Fleet Horsepower at period end	1,640,323	1,549,020	1,272,299
Revenue Generating Horsepower at period end	1,397,709	1,351,052	1,107,218
Average Revenue Generating Horsepower	1,385,908	1,324,983	1,094,677
Revenue Generating Compression Units at period end	2,686	2,651	2,205
Horsepower Utilization at period end(1)	91.1%	93.6%	94.4%
Average Horsepower Utilization for the period(1)	91.9%	93.3%	94.0%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$65,000	$60,995	$50,202
Average Revenue Per Horsepower Per Month(2)	$15.85	$15.82	$15.30
Gross Operating Margin	$45,789	$42,105	$32,485
Gross Operating Margin Percentage	70.4%	69.0%	64.7%
Adjusted EBITDA	$37,518	$33,024	$25,192
Adjusted EBITDA Percentage	57.7%	54.1%	50.2%
Adjusted Distributable Cash Flow	$29,539	$26,275	$16,833

(1)                                 Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 85.2%, 87.2% and 87.0% for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Average horsepower utilization was 86.7%, 87.0% and 87.8% for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(2)                                 Calculated using average revenue generating horsepower.

First Quarter 2015 Financial and Operating Performance

Revenues in the first quarter of 2015 rose 29.5% to $65.0 million as compared to $50.2 million for the same period in 2014.  This was primarily the result of a 29.8% increase in contract operations revenues (excluding retail parts and services) to $64.0 million in the first quarter of 2015, compared to $49.3 million in the first quarter of 2014. This increase was driven primarily by organic growth in revenue generating horsepower. Adjusted EBITDA rose 48.9% to $37.5 million in the first quarter of 2015 as compared to $25.2 million for the first quarter of 2014.  Adjusted distributable cash flow increased 75.5% to $29.5 million in the first quarter of 2015, compared to $16.8 million in the first quarter of last year.  Net income was $11.5 million in the first quarter of 2015, compared with net income of $3.9 million for the first quarter of 2014.

“We are reporting another quarter of record revenues, Adjusted EBITDA and Adjusted distributable cash flow for the first quarter of 2015,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “As a result of our solid performance, we announced our eighth consecutive quarterly distribution increase since our IPO, to $0.515 for the first quarter of 2015.

“We have, at this time, ordered approximately 240,000 horsepower of new compression units for delivery in 2015, which primarily will be delivered over the first three quarters of 2015,” he said. “In addition to the stability of our current operations, we are experiencing solid demand for the new compression units to be delivered throughout 2015. We have received, during the first quarter of 2015, approximately 95,000 horsepower of the 240,000 horsepower of new compression units ordered for delivery in 2015 and expect to receive the remaining 145,000 horsepower primarily over the next two quarters of 2015.”

Average revenue generating horsepower increased 26.6% to 1,385,908 for the first quarter of 2015 as compared to 1,094,677 for the first quarter of 2014, primarily due to organic growth across our compression fleet.  Average revenue per revenue generating horsepower per month increased 3.6% to $15.85 for the first quarter of 2015 as compared to $15.30 for the first quarter of 2014.

Gross operating margin increased 41.0% to $45.8 million for the first quarter of 2015 as compared to $32.5 million for the first quarter of 2014. Gross operating margin as a percentage of total revenues increased to 70.4% for the first quarter of 2015 from 64.7% in the first quarter of 2014.

Expansion capital expenditures (used primarily to purchase new compression units) were $114.6 million, maintenance capital expenditures were $4.1 million and cash interest expense, net was $3.5 million for the first quarter of 2015.

On April 23, 2015, the Partnership announced a cash distribution of $0.515 per unit on its common and subordinated units. This first quarter distribution corresponds to an annualized distribution rate of $2.06 per unit. The distribution will be paid on May 15, 2015 to unitholders of record as of the close of business on May 5, 2015. USA Compression Holdings, LLC, the owner of 42% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity, L.L.C. and certain other related unitholders, the owners of 16% of the Partnership’s outstanding limited partnership units, elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage ratio for the first quarter of 2015 was 1.22x and the cash coverage ratio was 2.99x.

Liquidity and Credit Facility

On January 6, 2015, the Partnership entered into the Second Amendment to its Fifth Amended and Restated Credit Agreement (the “revolving credit facility”). The amendment provided for an increase in the revolving credit facility capacity from $850 million to $1.1 billion (subject to availability under the Partnership’s borrowing base) and an extension of the maturity to 2020. The revolving credit facility contains an accordion feature whereby it can be expanded to $1.3 billion under certain conditions. In addition, the amendment also provided additional flexibility under the financial covenants. As of March 31, 2015, the outstanding balance under the revolving credit facility was approximately $712 million, compared to approximately $595 million as of December 31, 2014.

Full-Year 2015 Outlook

USA Compression is confirming the following full-year 2015 guidance:

•                  Adjusted EBITDA range of $130.0 million to $140.0 million;

•                  distributable cash flow range of $91.3 million to $102.3 million; and

•                  expansion capital expenditures range of $250 million to $270 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its first quarter 2015 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 888-430-8691 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 719-325-2244.  The conference ID for both is 3136038.

A replay of the call will be available through May 18, 2015. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 3136038.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-U.S. generally accepted accounting principles (“GAAP”) financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow, Adjusted distributable cash flow, adjusted distributable cash flow coverage ratio and cash coverage ratio.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year, and to budget. The Partnership defines EBITDA as net income before net interest expense, depreciation and amortization expense, and income taxes and Adjusted EBITDA as EBITDA plus impairment of compression equipment, interest income, unit-based compensation expense, loss (gain) on sale of assets and transaction expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership’s management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership’s management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenues less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income plus non-cash interest expense, depreciation and amortization expense, unit-based compensation expense and impairment of compression equipment, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain transaction fees and loss (gain) on sale of equipment. The Partnership’s management believes distributable cash flow and Adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan (“DRIP”)) to the cash distributions the Partnership expects to pay its unitholders.

Adjusted distributable cash flow coverage ratio, a non-GAAP measure, is defined as Adjusted distributable cash flow less cash distributions to the Partnership’s general partner and incentive distribution rights (“IDRs”), divided by distributions declared to limited partnership unitholders for the period. We define cash coverage ratio as Adjusted distributable cash flow less cash distributions to the Partnership’s general partner and IDRs divided by cash distributions paid to limited partnership unitholders, after consideration of the DRIP. We believe adjusted distributable cash flow coverage ratio and cash coverage ratio are important measures of operating performance because they allow management, investors and others to gauge our ability to pay cash distributions to limited partner unitholders using the cash flows we generate. Our adjusted distributable coverage ratio and cash coverage ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and distributable cash flow projected to be generated by the Partnership in its 2015 fiscal year. A reconciliation of Adjusted EBITDA and distributable cash flow to net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities amounts, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow, Adjusted distributable cash flow, adjusted distributable cash flow coverage ratio and cash coverage ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2015 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed on February 19, 2015, and include:

•                                          changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for crude oil and natural gas;

•                                          our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third-party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com	Mike Lenox VP of Finance 512-369-1632 mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for unit amounts — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Revenues:
Contract operations	$64,035	$60,045	$49,344
Parts and service	965	950	858
Total revenues	65,000	60,995	50,202
Cost of operations, exclusive of depreciation and amortization	19,211	18,890	17,717
Gross operating margin	45,789	42,105	32,485
Other operating and administrative costs and expenses:
Selling, general and administrative	9,729	9,620	8,469
Depreciation and amortization	20,731	19,631	16,220
Loss (gain) on sale of assets	(195)	(4)	229
Impairment of compression equipment	—	1,102	—
Total other operating and administrative costs and expenses	30,265	30,349	24,918
Operating income	15,524	11,756	7,567
Other Income (Expense)
Interest expense, net	(3,994)	(3,260)	(3,549)
Other	5	5	—
Total other expense	(3,989)	(3,255)	(3,549)
Net income before income tax expense	11,535	8,501	4,018
Income tax expense	79	—	103
Net Income	$11,456	$8,501	$3,915

Net Income allocated to:
General partner’s interest in net income	$372	$288	$85
Common units interest in net income	$7,748	$5,698	$2,409
Subordinated units interest in net income	$3,336	$2,515	$1,421

Weighted average common units outstanding:
Basic	31,695,384	31,022,878	23,805,520
Diluted	31,832,299	31,063,948	23,907,259

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588

Net income per common unit:
Basic	$0.24	$0.18	$0.10
Diluted	$0.24	$0.18	$0.10

Net income per subordinated unit:
Basic and diluted	$0.24	$0.18	$0.10

Distributions declared per limited partner unit for respective periods	$0.515	$0.51	$0.49

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net income	$11,456	$8,501	$3,915
Interest expense, net	3,994	3,260	3,549
Depreciation and amortization	20,731	19,631	16,220
Income taxes	79	—	103
EBITDA	$36,260	$31,392	$23,787
Impairment of compression equipment	—	1,102	—
Interest income on capital lease	427	439	—
Unit-based compensation expense(1)	1,026	77	1,096
Transaction expenses for acquisitions(2)	—	18	46
Loss (gain) on sale of assets and other	(195)	(4)	263
Adjusted EBITDA	$37,518	$33,024	$25,192
Interest expense, net	(3,994)	(3,260)	(3,549)
Income tax expense	(79)	—	(103)
Interest income on capital lease	(427)	(439)	—
Transaction expenses for S&R Acquisition	—	(18)	(46)
Amortization of deferred financing costs and other	455	307	548
Changes in operating assets and liabilities	(18,960)	1,676	(11,973)
Net cash provided by operating activities	$14,513	$31,290	$10,069

(1)         For the quarters ended March 31, 2015 and December 31, 2014, unit-based compensation expense included $0.1 million and $0.2 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards, respectively. For the quarter ended March 31, 2015, unit-based compensation expense included $0.2 million related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)         Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW, ADJUSTED DISTRIBUTABLE CASH FLOW AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles distributable cash flow and Adjusted distributable cash flow to net income and net cash provided by operating activities, their most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net income	$11,456	$8,501	$3,915
Plus: Non-cash interest expense	455	307	582
Plus: Depreciation and amortization	20,731	19,631	16,220
Plus: Unit-based compensation(1)	1,026	77	1,096
Plus: Impairment of compression equipment	—	1,102	—
Less: Maintenance capital expenditures(2)	(4,093)	(3,357)	(5,289)
Distributable cash flow	$29,575	$26,261	$16,524
Transaction expenses for acquisitions(3)	—	18	46
Loss (gain) on sale of equipment and other	(36)	(4)	263
Adjusted distributable cash flow	$29,539	$26,275	$16,833
Plus: Maintenance capital expenditures	4,093	3,357	5,289
Plus: Change in operating assets and liabilities	(18,960)	1,676	(11,973)
Less: Transaction expenses for acquisitions	—	(18)	(46)
Less: Other	(159)	—	(34)
Net cash provided by operating activities	$14,513	$31,290	$10,069

Adjusted distributable cash flow	29,539	26,275	16,833
GP interest in distributions	588	546	389
Adjusted distributable cash flow attributable to LP interest	$28,951	$25,729	$16,444

Distributions for coverage ratio	$23,779	$23,131	$18,691

Distributions reinvested in the DRIP(4)	$14,111	$13,600	$13,122

Distributions for cash coverage ratio(5)	$9,668	$9,531	$5,569

Adjusted distributable cash flow coverage ratio	1.22	1.11	0.88

Cash coverage ratio	2.99	2.70	2.95

(1)         For the quarters ended March 31, 2015 and December 31, 2014, unit-based compensation expense included $0.1 million and $0.2 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards, respectively. For the quarter ended March 31, 2015, unit-based compensation expense included $0.2 million of cash payments related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)         Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(3)         Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

(4)         Represents distributions to holders enrolled in the DRIP as of the record date for each period. Amount for the three months ended March 31, 2015 is based on an estimate as of the record date.

(5)         Represents cash distributions declared for common units not participating in the Partnership’s DRIP.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

FULL-YEAR 2015 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(In millions — Unaudited)

Guidance
Net income	$13.1 million to $24.1 million
Plus: Interest expense	$17.6 million to $18.6 million
Plus: Depreciation and amortization	$92.0 million
Plus: Income taxes	$0.2 million
EBITDA	$123.9 million to $133.9 million
Plus: Interest income on capital lease	$1.6 million
Plus: Unit-based compensation expense(1)	$4.5 million
Adjusted EBITDA	$130.0 million to $140.0 million
Less: Cash interest expense	$17.5 million to $18.5 million
Less: Income tax provision	$0.2 million
Less: Maintenance capital expenditures	$20.0 million
Distributable cash flow	$91.3 million to $102.3 million

(1)         Based on the Partnership’s unit closing price as of December 31, 2014.